Exhibit 10.103

CAESARS ENTERTAINMENT CORPORATION
2012 PERFORMANCE INCENTIVE PLAN
AMENDED AND RESTATED RESTRICTED STOCK UNIT AWARD AGREEMENT
This is an AMENDMENT AND RESTATEMENT of that certain award agreement (as amended and restated, the “Agreement”) made by and between Caesars Entertainment Corporation, a Delaware corporation (the “Corporation”), and Gary Loveman (“Participant”) on June 28, 2013 (the “Original Agreement”), relating to an award of Restricted Stock Units under the Caesars Entertainment Corporation 2012 Performance Incentive Plan (the “Plan”). Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.
WHEREAS, the Corporation and Participant entered into a new employment agreement, dated as of December 21, 2014 (the “New Employment Agreement”);
WHEREAS, pursuant to Section 5.3 of the New Employment Agreement, the Corporation has agreed that Participant shall amend certain agreements governing equity-based compensation to Participant, including the Original Agreement, to, amongst other matters, modify certain vesting provisions to reflect the revised terms of the New Employment Agreement;
WHEREAS, Section 8(l) of the Original Agreement requires that any change, modification or waiver of the Original Agreement be made in writing and signed by Participant and the Corporation;
WHEREAS, the Administrator has determined that it is in the best interests of the Corporation and its stockholders to effectuate the amendments to the terms of the Original Agreement provided for in the New Employment Agreement and set forth herein; and
NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Restricted Stock Units.
(a)    Grant. The Corporation has granted to Participant, on the Date of Grant the number of Restricted Stock Units set forth on the final page of this Agreement (the “RSUs”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Each RSU represents the right to receive payment in respect of one share of Common Stock of the Corporation (a “Share”) as of the Settlement Date (as defined below), subject to the terms of this Agreement and the Plan. The RSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 4 hereof. The RSUs shall vest and become nonforfeitable in accordance with Section 2 and Section 4 hereof.
(b)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Administrator from time to time pursuant to the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions shall be binding and conclusive upon Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement.
(c)    Acceptance of Agreement. In order to accept this Agreement, Participant must indicate acceptance of the RSUs and acknowledgment that the terms of the Plan and this Agreement have been read and understood by signing and returning a copy of this Agreement as instructed by the Corporation. By accepting this Agreement, Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules (which consent may be revoked in writing by Participant at any time upon three business days’ notice to the Corporation, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to Participant).

2.	Vesting. Except as may otherwise be provided herein, the RSUs shall become vested on the dates set forth on the final page of this Agreement.

3.
Settlement. The obligation to make payments and distributions with respect to RSUs shall be satisfied through the issuance of one Share for each vested RSU (the “settlement”), and the settlement of the RSUs may be subject to such conditions, restrictions and contingencies as the Administrator shall determine. The RSUs shall be settled as soon as practicable after the RSUs vest, but in no event later than March 15 of the year following the calendar year in which the

RSUs vested (as applicable, the “Settlement Date”). Notwithstanding the foregoing, the payment dates set forth in this Section 3 have been specified for the purpose of being exempt from the provisions of Section 409A of the Code.

4.	Termination of Employment or Service.
(a)    If the New Employment Agreement is terminated pursuant to Section 9 thereof (i) by the Corporation for “Cause” (as defined in the New Employment Agreement), then the RSUs, whether vested or unvested, shall immediately be forfeited and canceled or (ii) by Participant without “Good Reason” (as defined in the New Employment Agreement), then any unvested portion of the RSUs shall be forfeited.
(b)    If the New Employment Agreement is terminated pursuant to (i) Section 8.1 thereof, then the RSUs shall immediately fully vest, subject to the “Release Condition,” as defined in the New Employment Agreement, or (ii) Section 10 thereof, then the RSUs shall continue to vest in accordance with such section, or (iii) Section 11 thereof, then the RSUs shall continue to vest in accordance with such section, subject to the Release Condition.
(c)    If Participant’s employment or services with the Corporation or any Subsidiary, as applicable, continues through December 31, 2016, any portion of the RSUs that is not vested as of such date shall continue to vest on each Vesting Date as if Participant’s employment and service with the Corporation or a Subsidiary continued through the applicable Vesting Date.

5.	Adjustments; Acceleration.
(a)    Adjustments. In the event of any change in the outstanding shares of common stock of the Corporation by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend, extraordinary dividend distribution or other transaction set forth in Section 7.1 of the Plan or similar transaction, the Administrator shall adjust, in a manner deemed equitable by the Administrator in accordance with the terms of Plan, in its sole discretion, the number of RSUs held by Participant under this Agreement.
(b)    Acceleration of Vesting. In the event of a transaction described in Section 7.2 of the Plan, the Administrator shall cause the vesting date of the RSUs to accelerate in accordance with the requirements of Section 7.2 of the Plan.

6.
No Rights as a Stockholder. Except as set forth in the Plan, neither Participant nor any person claiming through Participant shall be, or have any rights or privileges of, a stockholder of the Corporation in respect of shares issuable pursuant to RSUs granted hereunder until the Shares have been delivered to Participant.

7.	Compliance with Legal Requirements.
(a)    Generally. The granting and settlement of the RSUs, and any other obligations of the Corporation under this Agreement, shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Administrator shall have the right to impose such restrictions or delay the settlement of the RSUs as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which the Shares are then listed or traded, and/or any blue sky or state securities laws applicable to the Shares; provided that any settlement shall be delayed only until the earliest date on which settlement would not be so prohibited. Participant agrees to take all steps the Administrator or the Corporation determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.
(b)    Tax Withholding. All distributions under the Plan shall be subject to Participant satisfying any applicable federal, state, local and foreign tax withholding obligations. The Corporation shall have the power and the right to require Participant to remit to the Corporation or deduct or withhold from all amounts payable to Participant in connection with the RSUs or otherwise, an amount sufficient to satisfy any applicable taxes required by law. Further, the Corporation may permit or require Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the RSUs.

8.	Miscellaneous.
(a)    Transferability. The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order if approved or ratified by the Administrator or as otherwise permitted under Section 5.7.2 or 5.7.3 of the Plan.

(b)    Waiver. Any right of the Corporation contained in this Agreement may be waived in writing by the Administrator. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(c)    Section 409A. The RSUs are not intended to be subject to Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause Participant to incur any tax, interest or penalties under Section 409A of the Code, the Administrator may, in its sole discretion and without Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to Participant of the applicable provision without materially increasing the cost to the Corporation or contravening the provisions of Section 409A of the Code. This Section 8(c) does not create an obligation on the part of the Corporation to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to interest and penalties under Section 409A.
(d)    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to Participant, at Participant’s address indicated by the Corporation’s records, or if to the Corporation, to the Corporation’s principal business office.
(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(f)    No Rights to Employment. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee or consultant of the Corporation or its Subsidiaries or shall interfere with or restrict in any way the right of the Corporation or its Subsidiaries, which are hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.
(g)    No Rights to Award. The grant to Participant of the RSUs pursuant to this Agreement shall not give Participant any claim or rights to be granted any future award or additional awards under the Plan, subject to any express contractual rights (set forth in a document other than the Plan and this Agreement) to the contrary.
(h)    Fractional Shares. No fractional shares shall be delivered under this Agreement. In lieu of issuing a fraction of a share in settlement of vested RSUs, the Corporation shall be entitled to pay to Participant an amount in cash equal to the fair market value (as defined in the Plan) of such fractional share.
(i)    Beneficiary. Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no validly designated beneficiary survives Participant, Participant’s estate shall be deemed to be Participant’s beneficiary.
(j)    Bound by Plan. By signing this Agreement, Participant acknowledges that Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
(k)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.
(l)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 8.6.4 of the Plan.
(m)    Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(n)    Captions. The captions and headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

IN WITNESS WHEREOF, the Corporation and Participant have executed this Agreement as set forth below.

CAESARS ENTERTAINMENT CORPORATION
By: /s/ Mary H. Thomas______________________
Name: Mary H. Thomas
Title: Executive Vice President, Human Resources

[Amendment to Gary Loveman’s 2013 RSU Agreement – Signature Page]

Agreed to and Accepted by:

/s/ Gary Loveman
GARY LOVEMAN

Date: December 29, 2014

[Amendment to Gary Loveman’s 2013 RSU Agreement – Signature Page]

Number of RSUs:	102,917

Date of Grant:	June 28, 2013

Vesting Date:	January 2, 2014

Vesting Schedule:
The RSUs shall vest with respect to 25% of the RSUs on the Vesting Date and 25% of the RSUs on each of the three anniversaries of the Vesting Date thereafter, subject to Participant’s continued employment or service with the Corporation or one of its Subsidiaries on each such Vesting Date; provided, that, if Participant’s employment or services with the Corporation or any Subsidiary, as applicable, continues through December 31, 2016, any portion of the RSUs that is not vested as of such date shall continue to vest as if Participant’s employment and service with the Corporation or a Subsidiary continued through the applicable Vesting Date.